Exhibit 10.103

TERM NOTE

$40,000,000.00	October 8, 2008

                      THIS TERM NOTE (together with all extensions, renewals, amendments, substitutions and replacements hereto and hereof, the "Note") is executed and delivered under and pursuant to the terms of that certain Loan Agreement dated as of even date herewith (together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof the "Agreement") by and between MORGANTOWN MALL ASSOCIATES LIMITED PARTNERSHIP, an Ohio limited partnership (the "Borrower"), and FIRST COMMONWEALTH BANK (the "Bank").

                      FOR VALUE RECEIVED, the Borrower hereby promises to pay to the order of the Bank, its successors and assigns, at the office of the Bank at Philadelphia and Sixth Streets, Indiana, Pennsylvania 15701 or such other location as the Bank shall designate from time to time, the principal amount of FORTY MILLION AND 00/100 DOLLARS ($40,000,000.00) or such lesser amount as may be advanced to or for the benefit of the Borrower hereunder and which is outstanding from time to time hereunder, together with interest accruing on the outstanding principal balance from the date hereof, as provided below.

1.           Interest Rates.

(a) For the term of this Note, interest shall be charged on the outstanding principal balance of this Note at a floating rate equal to the sum of (x) the one-month London Inter Bank Offered Rate or “LIBOR”, (determined as set forth below) plus (y) a margin equal to three hundred fifty (350) basis points, or three and fifty hundredths of one percent (3.50%)(the "Margin"); subject in each case to adjustment as set forth below.

“LIBOR” shall mean, for each Reset Date, the interest rate per annum determined by the Bank by dividing (i) the rate which appears as USD-LIBOR-BBA on Dow Jones Page 3750 previously known as Telerate Page 3750 (or on such other substitute Dow Jones page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Bank which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to such Reset Date, as the one (1) month London interbank offered rate for U.S. Dollar deposits commencing on such Reset Date (or if there shall at any time, for any reason, no longer exist a Dow Jones Page 3750 previously known as Telerate Page 3750 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Reset Date” shall mean, initially October 14, 2008, and the first day of each month thereafter commencing on November 1, 2008.

(b)           Interest shall be calculated on a 360-day simple interest basis; that is by applying the ratio of the annual interest rate over a year of 360 days multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

(c)           Upon the occurrence and during the continuance of an Event of Default (as defined in the Agreement) including failure to pay upon final maturity, the Bank may, pursuant to the Agreement, require that amounts outstanding under this Note bear interest at a rate per annum equal to the sum of the rate otherwise in effect hereunder plus five percent (5%) (the "Default Rate").

(d)           Interest will continue to accrue on the outstanding unpaid principal balance of this Note, including at the Default Rate if it has been imposed, whether or not judgment is entered on this Note.

(e)           In no event will the rate of interest hereunder exceed the maximum rate of interest permitted by applicable law.

2.           Payments of Principal and Interest.

(a)           Beginning on November 1, 2008 and continuing on the first (1st) day of each month thereafter up to and including October 1, 2010, consecutive monthly installments of principal shall be due and payable in the respective amounts and at the times set forth on Exhibit "A" attached hereto and made a part hereof.  Accrued interest on the unpaid principal balance of this Note shall be payable in arrears at the same times as the principal payments.

(b)           Beginning on November 1st, 2010 and continuing on the first (1st) day of each month thereafter, consecutive monthly installments of principal and interest shall be due and payable, each such installment amount being that amount of combined principal and interest which would, at the then applicable interest rate described in paragraph 1(a) above, amortize over a period of twenty-five (25) years, the then outstanding principal balance of this Note.  The monthly payments hereunder shall be automatically adjusted upon each Reset Date based on any change in the Index using the then current outstanding principal balance and the number of months remaining in the twenty-five (25) year amortization period commencing on the Closing Date.

(b)           On the Maturity Date, (including any revised Maturity Date in connection with any Extension Period pursuant to the terms of Section 2.5 of the Agreement) the then outstanding principal balance of the Obligations (as defined in the Agreement) of the Borrower, shall be due and payable in full.

(d)           If any payment of principal or interest is not made within ten (10) days following the due date for such payment, the Borrower will pay to the Bank immediately upon demand a late charge in an amount equal to the greater of $25.00 or five percent (5%) of the amount that has not been paid, not to exceed $27,000 in any one event.

(e)           All payments of principal, interest and other amounts shall be made at the office of the Bank at its address set forth above.

(f)           If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State where the Bank’s office indicated above is located, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.  The Borrower hereby authorizes the Bank to charge the Borrower's deposit account at the Bank for any payment if not made when due.  If Borrower is in default under this Note, payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.  If Borrower is not in default under this Note, payments shall be applied to the purpose earmarked by Borrower, and if no purpose is earmarked by Borrower in writing, then first to accrued but unpaid interest, second to principal and then lastly to any charges, fees and expenses due Bank.

(g)           Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ.  In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default.  The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.

                      3.           Prepayments.  The principal owed hereunder may be prepaid in whole or in part at any time, and from time to time, subject to the payment of the prepayment premium described in the Agreement.  All prepayments shall be applied as set forth in the Agreement.

                      4.           Incorporation of Terms.  This Note is the Note referred to in the Agreement.  Reference is made to the Agreement for the provisions for the acceleration of the maturity hereof.  All of the terms, conditions, covenants, representations and warranties of the Agreement are incorporated herein by reference as if the same were more fully set forth herein. All capitalized terms used herein which are not defined herein, but which are defined in the Agreement, shall have the meanings herein which are given to them in the Agreement.

                      5.           Remedies Upon Default.  Upon the occurrence of an Event of Default specified in the Agreement, the principal hereof and accrued interest hereon may become forthwith due and payable, all as provided in the Agreement.

                      6.           Certain Waivers.  Demand, presentment, protest, notice of dishonor, notices of default or nonpayment and all other notices of any kind are hereby waived.

                      7.           Successors and Assigns.  Subject to the terms of the Agreement, this Note may be assigned by the Bank (or any other holder hereof), in whole or in part, at any time and from time to time.  This Note shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of the successors and assigns of the Bank (and any holder hereof); provided that the Borrower may not assign this Note without the prior written consent of the Bank.

                      8.           Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the principles thereof regarding conflict of laws, excepting applicable Federal Law.

                      9.           Power to Confess Judgment.

(a)  The Borrower hereby irrevocably authorizes and empowers any attorney or the Prothonotary or Clerk of any Court in the Commonwealth of Pennsylvania, or elsewhere, to appear at any time after the occurrence and during the continuance of an Event of Default for the Borrower as of any term, and with or without complaint filed, confess or enter judgment against the Borrower for the entire principal balance of this Note and all accrued interest, together with costs of suit, and an attorney's commission equal to the greater of (a) all reasonable legal fees and expenses actually incurred and to be incurred by the Bank for the collection or preservation of the obligations due under this Note or (b) one percent (1%) of the unpaid principal balance and accrued interest, but in any event not less than One Thousand Dollars ($1,000), plus other costs incurred by the Bank under the Agreement; and for so doing, this Note or a copy of this Note verified by affidavit shall be sufficient warrant.  The authority granted in this Note to confess judgment against the Borrower shall not be exhausted by any single exercise of that authority, but shall continue from time to time and at all times until payment in full of all amounts due under this Note.

(b)  The Borrower further acknowledges and agrees that after the entry of judgment by confession against the undersigned, the Bank (or any holder of the judgment) may without notice and a hearing foreclose upon, attach, garnish, levy or otherwise seize property of the undersigned in full or partial payment of the judgment.  The Borrower, being fully aware of its rights to prior notice and a hearing on the validity of any claims or defenses that may be asserted against the Bank hereunder, before and/or after judgment is entered, knowingly, intelligently and willingly waives these rights and expressly agrees and consents to the entry of judgment by confessions on this Note against the Borrower and, without notice or hearing, the taking of such other actions as may be permitted under applicable law.

(c)  The Borrower agrees that any action or proceeding arising out of or relating to this Note may be commenced in the Court of Common Pleas of Indiana County, Pennsylvania or in the United States District Court for the Western District of Pennsylvania, and the Borrower agrees that a summons and complaint commencing an action or proceeding in either of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to the Borrower at its address set forth in the Agreement, or as otherwise provided under the laws of the Commonwealth of Pennsylvania.  Further, the Borrower hereby specifically consents to the personal jurisdiction of the Court of Common Pleas of Indiana County, Pennsylvania and the United States District Court for the Western District of Pennsylvania and waives and hereby acknowledges that the Borrower is estopped from raising any objection based on forum non conveniens, any claim that either such court lacks proper venue or any objection that either such court lacks personal jurisdiction over the Borrower so as to prohibit either such court from adjudicating any issues raised in a complaint filed concerning this Note or payment to the Bank.  The Borrower hereby acknowledges and agrees that this choice of forum provision shall not be deemed to preclude the enforcement of any judgment obtained in any forum or the taking of any action under this Note to enforce the same in any appropriate jurisdiction.

                      10.           Waiver of Jury Trial.  Each of the Borrower and the Bank hereby irrevocably waives any and all right to trial by jury in any action or proceeding of any kind or nature in any court, arising out of, under or by reason of this Note or the transactions contemplated hereby.  The Borrower and the Bank acknowledge that this waiver of jury trial has been specifically negotiated as a part of this Note and the other Loan Documents.

                      The Borrower acknowledges that the Borrower has read and understood all the provisions of this Note, including the confession of judgment and waiver of jury trial provisions, and has been advised by counsel as necessary or appropriate.

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                      WITNESS the due execution of this Term Note on the date first above written with the intent to be legally bound hereby, and with the further intention that this Note shall constitute a sealed instrument.

WITNESS/ATTEST: By:_______________________________ Name: Title:
MORGANTOWN MALL ASSOCIATES LIMITED
PARTNERSHIP, an Ohio limited partnership

By:  GLIMCHER MORGANTOWN MALL, INC.,
a Delaware corporation, its general partner

By: GLIMCHER PROPERTIES CORPORATION,
a Delaware corporation, its sole shareholder

By:______________________(SEAL)
Name: Mark E. Yale
Title: Executive Vice President, Chief Operating Officer and Treasurer